Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANTS

				Wholly Owned Direct or
				Indirect Subsidiaries
				Carrying on the Same Line
				of Business as Named
				Subsidiary

				Operating	Operating
	Jurisdiction of		Line of	in the	in Foreign
Name	Organization	Parent	Business	United States	Countries

Starwood Hotels & Resorts Worldwide, Inc. (“SH&RW”)	Maryland	—	Lodging	143	49

Starwood Hotels & Resorts Holdings, Inc. (“SH&RH”)	Arizona	SH&RW	Lodging	1	0

Starwood Hotels & Resorts (“SH&R”)	Maryland	SH&RH	Lodging	13	0

SLT Realty Limited Partnership	Delaware	SH&R	Lodging	58	0

Sheraton Holding Corporation (“SHC”)	Nevada	SH&RW	—	11	1

The Sheraton Corporation (“SC”)	Delaware	SHC	Lodging	71	3

Sheraton International, Inc. (“SII”)	Delaware	SC	Lodging	9	51

Sheraton Overseas Management Corporation	Delaware	SII	—	0	0

CIGA S.p.A	Italy	SII	Lodging	0	28

NOTE: The names of some consolidated wholly owned subsidiaries of the Corporation carrying on the same lines of business as other subsidiaries named above have been omitted, the number of such omitted subsidiaries operating in the United States and in foreign countries being shown. Also omitted from the list are the names of other subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.